Exhibit 99.1

Cray Media:	Cray Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY APPOINTS CATRIONA FALLON TO BOARD OF DIRECTORS

Seattle, WA - December 18, 2017 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced that the Company’s Board of Directors has appointed Catriona M. Fallon as a member of the Board.

Fallon is currently the chief financial officer at Silver Spring Networks, a publicly-traded Internet of Things (IoT) company that has delivered more than 27 million smart grid devices across five continents. Prior to joining Silver Spring Networks, Fallon was executive vice president and chief financial officer at Marin Software. She has also held executive-level and financial leadership positions at Cognizant Technology Solutions, Hewlett Packard and Citigroup.

Fallon is former World Champion and member of the U.S. National & Olympic Rowing Team, having competed in the 1996 Olympic Games. She received a Bachelor of Arts degree in Economics from the University of California, Los Angeles, and a MBA from Harvard Business School.

“Cray is an iconic company, designing and building the most powerful supercomputers on the planet,” said Fallon. “As the convergence between supercomputing, big data, and artificial intelligence accelerates, a new set of challenges is emerging. Customers are generating enormous quantities of data and now seek new methods of deriving deeper insights to solve the most challenging problems across industry, research, and academia. I look forward to uniting with Cray’s leadership team to identify and tackle such challenges.”

“Catriona brings an amazing breadth and depth of financial and technology experience,” said Peter Ungaro, president and CEO of Cray. “She is a perfect fit to our Board, and will be an invaluable asset to the Cray leadership team going forward as we continue to develop new products and offerings that give our customers the ability to expand their problem-solving potential. We are excited to welcome Catriona to Cray.”

About Cray Inc.
Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging more than 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and big data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

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